Exhibit 4.20
AMENDMENT TO NOTES
Relating to the Company’s Senior Secured Increasing Rate Notes Due 2007, issued July 1, 2005, Tranche A Senior Secured Increasing Rate Notes Due 2007, issued March 14, 2006, Tranche B Senior Secured Increasing Rate Notes Due 2007, issued December 21, 2006, and Tranche C Senior Secured Increasing Rate Notes Due 2007, issued April 3, 2007
     This AMENDMENT (this “Amendment”), dated as of June 27, 2007, among VIATEL HOLDING (BERMUDA) LIMITED (the “Company”) and the holders (the “Noteholders”) of the Company’s Senior Secured Increasing Rate Notes Due 2007, issued July 1, 2005, as amended (the “2005 Notes”), Tranche A Senior Secured Increasing Rate Notes Due 2007, issued March 14, 2006, as amended (the “March 2006 Notes”), Tranche B Senior Secured Increasing Rate Notes Due 2007, issued December 21, 2006, as amended (the “December 2006 Notes”), and Tranche C Senior Secured Increasing Rate Notes Due 2007, issued April 3, 2007 (the “April 2007 Notes”, and together with the 2005 Notes, the March 2006 Notes, the December 2006 Notes, and all Additional Notes (as defined in the 2005 Notes, March 2006 Notes, December 2006 Notes and April 2007 Notes) issued pursuant thereto, the “Notes”), issued pursuant to that certain Investment and Note Purchase Agreement dated as of June 23, 2005, by and among the Company and the purchasers named therein, as amended (the “Note Purchase Agreement”) is made with reference to the Note Purchase Agreement and the Notes.
W I T N E S S E T H :
     WHEREAS, the Company issued and sold US$16,000,000 in aggregate principal amount of Notes on July 1, 2005, US$8,802,600 in aggregate principal amount of Notes on March 14, 2006, US$13,011,120 in aggregate principal amount of Notes on December 21, 2006, and US$13,011,120 in aggregate principal amount of Notes on April 3, 2007, which Notes are held by the Noteholders in the amounts set forth opposite their respective names on Schedule I hereto;
     WHEREAS, the Notes currently provide that the Company shall on the Maturity Date (as defined in the Notes) pay the Noteholders an amount equal to the aggregate principal amount of the Notes then outstanding, plus accrued and unpaid interest thereon;
     WHEREAS, the Notes currently define the Maturity Date as July 1, 2007;
     WHEREAS, the Company hereby requests that the Noteholders amend the Notes to extend the Maturity Date of the Notes from July 1, 2007 to July 1, 2008;
     WHEREAS, the Noteholders have agreed to such extension provided that the interest rate applicable to each series of Notes is increased by 1% per annum as of July 1, 2007;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company and the Noteholders agree as follows:
A. Definitions

     Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Notes.
B. Amendment to the Notes
     1. The preamble of the Notes is hereby amended by deleting the reference to “July 1, 2007” in the first sentence thereof and substituting therefor the following:
“July 1, 2008”
     2. Section 1.1(b) of the 2005 Notes is hereby amended by deleting such section and substituting therefor the following:
“(b) Interest shall be payable semi-annually, in arrears, on each July 15 and January 15 after the issuance of this Note (the “Interest Payment Dates”); provided, however, that the first Interest Payment Date shall be January 15, 2006. Interest shall accrue on the unpaid principal amount of this Note at the rate of 12% per annum from the Closing Date, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until June 30, 2007; provided further, that interest shall accrue on the unpaid principal amount of this Note at the rate of 14.5% per annum from July 1, 2007, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until the principal amount of this Note is paid in full; provided further, that such interest rate shall increase by 0.50% per annum on each Interest Payment Date beginning on January 15, 2006 (such interest rate as of any date of determination, the “Applicable Rate”). Notwithstanding the foregoing, interest accruing before January 15, 2008 may, at the election of the Company, be paid on the applicable Interest Payment Date in the form of Additional Notes. Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months.”
     3. Section 1.1(b) of the March 2006 Notes is hereby amended by deleting such section and substituting therefor the following:
“(b) Interest shall be payable semi-annually, in arrears, on each July 15 and January 15 after the issuance of this Note (the “Interest Payment Dates”); provided, however, that the first Interest Payment Date shall be July 15, 2006. Interest shall accrue on the unpaid principal amount of this Note at the rate of 12.5% per annum from the Closing Date, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until June 30, 2007; provided further, that interest shall accrue on the unpaid principal amount of this Note at the rate of 14.5% per annum from July 1, 2007, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until the principal amount of this Note is paid in full; provided further, that such interest rate shall increase by 0.50% per annum on each Interest Payment Date beginning on July 15, 2006 (such interest rate as of any date of determination, the “Applicable Rate”). Notwithstanding the foregoing, interest accruing before January 15, 2008 may, at the election of the Company, be paid on the applicable Interest Payment Date in the form of Additional Notes. Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months.”
     4. Section 1.1(b) of the December 2006 Notes and the April 2007 Notes is hereby amended by deleting such section and substituting therefor the following:
“(b) Interest shall be payable semi-annually, in arrears, on each July 15 and January 15 after the issuance of this Note (the “Interest Payment Dates”); provided, however, that the first Interest Payment Date shall be July 15, 2007. Interest shall accrue on the unpaid principal amount of this Note at the rate of 12.75% per annum from the Closing Date, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until June 30, 2007; provided further, that interest shall accrue on the unpaid principal amount of this Note at the rate of 13.75% per annum from July 1, 2007, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until the principal amount of this Note is paid in full; provided further, that such interest rate shall increase by 0.50% per annum on each Interest Payment Date beginning on July 15, 2007 (such interest rate as of any date of determination, the “Applicable Rate”). Notwithstanding the foregoing, interest accruing before January 15, 2008 may, at the election of the Company, be paid on the applicable Interest Payment Date in the form of Additional Notes. Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months.”
     5. Article 10 of the Notes is hereby amended by inserting the following section 10.15 at the end of such article:
“Section 10.15. Usury Savings. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any of the Noteholders, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Noteholder in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Noteholder, shall be limited to the Maximum Rate. In the event that the Noteholders ever receive any amount as a result of interest and other Charges paid in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal sum hereof, and if the principal sum is paid in full, any remaining excess shall forthwith be paid to the Company.”
     6. Section 9.1 of the Notes is hereby amended by inserting the following new definitions in alphabetical order:

          ““Charges” has the meaning set forth in Section 10.15.”
          ““Maximum Rate” has the meaning set forth in Section 10.15.”
C. Action of the holder of the Special Share
     Each of Morgan Stanley & Co. Incorporated, Värde Partners, Inc. and Stonehill Institutional Partners, L.P., each in its capacity as a holder of Existing Notes, hereby consents to Morgan Stanley & Co. Incorporated, as holder of the Special Share (as defined in the Note Purchase Agreement), consenting to the Company’s execution of this Amendment and entry into the transactions related thereto.
D. Conditions to Effectiveness
     1. This Amendment shall take effect on the date (the “Amendment Effective Date”) on or before July 1, 2007 when all of the following shall have occurred:
          (a) Each of the Company and the Noteholders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of e-mail or telecopier) the same to each other;
          (b) The Company shall have delivered to the Noteholders such other documents, agreements, instruments and information as the Noteholders may reasonably request;
          (c) The Company shall have paid in full all outstanding statements for fees and expenses of the Noteholders (including, without limitation, the fees and disbursements of Wachtell, Lipton, Rosen & Katz), incurred in connection with this Amendment and all other documents delivered in connection herewith and therewith; and
          (d) The Company, the Law Debenture Trust Corporation P.L.C., the Noteholders and certain subsidiaries of the Company shall have executed and delivered to the Noteholders an executed counterpart of the Amendment to Security Trust and Intercreditor Deed dated                      ___, 2007 which amendment shall be in form and substance satisfactory to the Noteholders.
E. Miscellaneous Provisions
     1. In order to induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants that:
          (a) Except as expressly waived hereby (i) there exists no Default or Event of Default under the Notes as of the date hereof, and (ii) except as set forth on Schedule II hereto, all of the representations and warranties contained in the Note Purchase Agreement are true and correct in all material respects as of the Amendment Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

          (b) The written statements and information contained in this Amendment, the Notes, the Note Purchase Agreement, the Security Documents, and the amendments thereto, and the other documents, certificates and statements furnished to the Noteholders on or prior to the Amendment Effective Date by or on behalf of any of the Company or the Guarantors for use in connection with the transactions contemplated by this Amendment, the Notes, the Note Purchase Agreement and the Security Documents, taken as a whole, do not, as of the Amendment Effective Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect (as defined in the Note Purchase Agreement) that has not been expressly disclosed herein (including without limitation Schedule II hereto), in the Notes, the Note Purchase Agreement, Security Documents or in any other documents, certificates and statements furnished to the Noteholders for use in connection with the transactions contemplated hereby and by the Notes, the Note Purchase Agreement or the Security Documents.
     2. Except as set forth on Schedule II hereto or as expressly waived hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Notes, the Note Purchase Agreement and the Security Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly waived hereby and shall not be deemed to be an amendment to, waiver of, consent to, or modification of any other term or provision of the Notes, the Note Purchase Agreement, the Security Documents or any other document referred to therein or herein or of any transaction or further or future action on the part of the Company or any Guarantor that would require the consent of the Noteholders (or any subset thereof) under the Notes, the Note Purchase Agreement or the Security Documents.
     3. This Amendment is a document executed pursuant to the Notes and shall be construed, administered and applied in accordance with all of the terms and provisions of the Notes. Any breach of any representation, warranty, covenant or agreement contained in this Amendment shall be deemed to be an Event of Default for all purposes of the Notes, the Note Purchase Agreement and the Security Documents.
     4. The Company hereby agrees that it will take any action that from time to time may be reasonably necessary to effectuate the agreements contemplated herein.
     5. This Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument
     6. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     7. This Amendment shall be construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws provisions thereof. Each party hereto hereby irrevocably submits to the jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State

of New York, any appellate courts from any thereof (any such court, a “New York Court”) or any court of the United Kingdom located in London, or any appellate courts from any thereof (any such court, a “U.K. Court”), for the purpose of any suit, action or other proceeding arising out of or relating to this Amendment or under any applicable securities laws and arising out of the foregoing, which is brought by or against such party, and each such party hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding will be heard and determined in any New York Court or U.K. Court. Each such party hereby agrees not to commence any action, suit or proceeding relating to this Amendment other than in a New York Court except to the extent mandated by applicable law. Each such party hereby waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. EACH PARTY TO THIS AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT THIS AMENDMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT AND CONSENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE AMENDMENT OF THEIR RIGHT TO TRIAL BY JURY.
     8. If any one or more of the provisions contained in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment and such provision shall be interpreted to the fullest extent permitted by the law; provided that the Company and each Noteholder shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
[Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the date first above written.

VIATEL HOLDING (BERMUDA) LIMITED
By:	/s/ Lucy Woods
	Name:	Lucy Woods
	Title:	CEO

SIGNATURE PAGE TO AMENDMENT TO NOTES

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Thomas Doster
	Name:	Thomas Doster
	Title:	Managing Director

SIGNATURE PAGE TO AMENDMENT TO NOTES

VÄRDE PARTNERS, INC.
By:	/s/ George G Hicks
	Name:	George G Hicks
	Title:	Managing Partner

SIGNATURE PAGE TO AMENDMENT TO NOTES

STONEHILL INSTITUTIONAL PARTNERS, L.P.
By:	/s/ Chris Wilson
	Name:	Christopher Wilson
	Title:	Managing Member, Stonehill Advisors LLC, its agent

SIGNATURE PAGE TO AMENDMENT TO NOTES

SCHEDULE I

		Principal Amount		Principal Amount		Principal Amount		Principal Amount
		of Notes issued		of Notes issued		of Notes issued		of Notes issued
Purchasers	Address	July 1, 2005		March 14, 2006		December 21, 2006		April 3, 2007
Morgan	Morgan Stanley & Co.	US$	12,631,579.00	US$	6,949,421.00	US$	10,271,936.84	US$	10,271,936.84
Stanley & Co.	Incorporated
Incorporated	1585 Broadway
	New York, NY 10036
	Attn: Thomas E. Doster
	Tel: (212) 761-0841
	Fax: (212) 507-4756

Värde	Värde Partners, Inc.	US$	3,062,201.00	US$	1,684,708.00	US$	2,490,166.51	US$	2,490,166.51
Partners, Inc.	8500 Normandale Lake
	Boulevard
	Suite 1570
	Minneapolis, MN
	55437-3813
	Attn: George G. Hicks
	Tel: (952) 893-1554
	Fax: (952)893-9613

Stonehill	Stonehill Institutional	US$	306,220.00	US$	168,471.00	US$	249,016.65	US$	249,016.65
Institutional	Partners LP
Partners LP	885 Third Avenue, 30th
	floor
	New York, NY 10022
	Attn: Chris Wilson
	Anne Mauro
	Steve Nelson
	Tel: (212) 739-7474
	Fax: (212) 838-2291

Total			$16,000,000.00		$8,802.600.00		$13,011,120.00		$13,011,120.00